SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the
SECURITIES EXCHANGE ACT OF 1934

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Date of Report: September 26, 2007

NeoMedia Technologies, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-21743	36-3680347
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2201 Second Street, Suite #600, Fort Myers, Florida	33901
(Address of principal executive offices)	(Zip code)

Registrant's telephone number, including area code:	(239) 337-3434

Not Applicable
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13c-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 8.01 Other Events.

On September 26, 2007, NeoMedia Technologies, Inc. (“NeoMedia”) announced plans to relocate its corporate headquarters, as well as changes in current key personnel. NeoMedia is currently based out of Ft. Myers, Florida, and is considering relocating its operations to Atlanta, Georgia or Washington, DC in order to offer close contact to potential customers and easier access to international markets. NeoMedia will continue to operate its Aachen, Germany office, consisting of the operations of Gavitec AG-mobile digit (“Gavitec”), acquired in February 2006 as a wholly-owned subsidiary of NeoMedia.

NeoMedia also announced that Christian Steinborn, 37, CEO of Gavitec, will assume the additional role of Chief Operating Officer of NeoMedia. Mr. Steinborn will oversee global sales opportunities and business operations of both NeoMedia and Gavitec. Christian is a seasoned executive with years of experience in the wireless industry and demonstrates consistent execution of sales and profitably initiatives.

In addition, Charles W. Fritz, the founder and Chairman of the Board of NeoMedia, has resigned his role as Chairman of the Board. Mr. Fritz plans to pursue ventures in economic and environmental industries. NeoMedia has entered into a consulting arrangement with Mr. Fritz whereby he will provide sales, marketing, and other services to NeoMedia for a period of one (1) year. NeoMedia provided Mr. Fritz and Mr. Steinborn with a copy of this Current Report on Form 8-K prior to its filing with the U.S. Securities and Exchange Commission.

NeoMedia announced the events described herein in a press release dated September 26, 2007, which is attached hereto as exhibit 10.1.

Item 9.01 Financial Statements and Exhibits.

(a) Not applicable

(b) Not applicable

(c) Exhibits:

Exhibit No.	Item

Exhibit 10.1	Press release dated September 26, 2007	Provided herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEOMEDIA TECHNOLGIES, INC.

Date: October 1, 2007	By:/s/ William J. Hoffman
Name: William J. Hoffman
Its: William J. Hoffman, Chief Executive Officer